Exhibit 10.17

September 4, 2015

Dear Randall,

I am pleased to offer you the position of Chief Accounting Officer, Corporate Controller and Senior Vice President based at our corporate office Lake Forest, IL. Your base salary would be two hundred seventy-five thousand dollars and zero cents ($275,000.00) annually and you would continue to report directly to me.  The effective date of your promotion would be August 3, 2015.

You would be able to participate in Akorn’s Performance Incentive Plan.  As Senior Vice President, your annual bonus potential would be forty percent (40%) of base salary subject to plan details and annual Board of Directors approval of payout.

You would also be eligible to participate in the Long Term Incentive Compensation (LTIC) Plan reserved for key executives and senior level management which would afford you additional stock option grants and restricted awards on an annual basis.  The total award value is equal to 100% of your annual salary of which, 75% is paid out as stock options and the remainder 25% in the form of restricted shares. Any long-term incentive awards for which you would be eligible would be determined by the Compensation Committee of the Board of Directors.

Your benefits would remain unchanged.  Your employment at Akorn would continue to be “at-will”, which means that either you or the Company may terminate employment at any time.  Nothing in this letter should be interpreted as a contract of employment.  In addition, the Employee Confidential Information Agreement and Code of Ethics, which you previously signed, remain fully in effect.

Randall, the entire executive team wishes you the best of luck in your new assignment.  Should you have any questions about this offer, or any matter related to your employment at Akorn, please do not hesitate to contact me.

May I request that you indicate your acceptance of this opportunity and your understanding of the provisions outlined above by signing below and return to my attention.

Respectfully,

/s/ Raj Rai

Raj Rai
Chief Executive Officer

cc: Renee Wolf/Vice President, Human Resources

I accept this offer of employment and understand the terms and conditions outlined above.

/s/ Randall Pollard
Randall Pollard	Date